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                                                                       Exhibit 5

                        [FAEGRE & BENSON LLP LETTERHEAD]


                                November 5, 1999


ReliaStar Financial Corp.
20 Washington Avenue South
Minneapolis, Minnesota 55401

Ladies and Gentlemen:

         In connection with the Registration Statement on Form S-8 (the "Registration Statement") relating to the offering of up to 1,035,072 shares of common stock, par value $.01 per share, of ReliaStar Financial Corp. (the "Company"), pursuant to the Pilgrim Capital Corporation Stock Option Plan, the Pilgrim Capital Corporation 1996 Performance Share Plan, the Pilgrim Capital Corporation 1998 Directors' Stock Option Plan, and certain Non-Statutory Stock Option Agreements between Pilgrim Capital Corporation and the Non-Employee Directors named therein (collectively, the "Plans") and the Agreement and Plan of Merger dated as of July 22, 1999 among the Company, Northstar Holding, Inc., and Pilgrim Capital Corporation (the "Merger Agreement"), we have examined such corporate records and other documents, including the Plans and the Merger Agreement, and have reviewed such matters of law, as we have deemed relevant hereto, and, based upon such examination and review, it is our opinion that all necessary corporate action on the part of the Company has been taken to authorize the issuance and sale of such shares of common stock by the Company, and that, when issued and sold as contemplated in the Plans and the Merger Agreement, such shares will be legally issued, fully paid, and non-assessable under the current laws of the State of Delaware.

         We consent to the filing of this opinion as an exhibit to the Registration Statement.

                                          Very truly yours,

                                          /s/ Faegre & Benson LLP

                                          FAEGRE & BENSON LLP